As filed with the Securities and Exchange Commission on December 23, 2021

Registration No. 333-255923

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-1
REGISTRATION STATEMENT NO. 333-255923

UNDER THE SECURITIES ACT OF 1933

GOODRICH PETROLEUM CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1311	76-0466193
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

801 Louisiana St., Suite 700

Houston, Texas 77002

(713) 780-9494
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive office)

Michael J. Killelea

Executive Vice President, General Counsel

and Corporate Secretary

Goodrich Petroleum Corporation
801 Louisiana St., Suite 700
Houston, Texas 77002
(713) 780-9494
(Name, address and telephone number of agent for service)

Copies to:

Michael S. Telle
Benjamin Barron
Vinson & Elkins L.L.P.
1001 Fannin Street, Suite 2500
Houston, Texas 77002
Telephone: (713) 758-2222

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 1 relates to the following Registration Statement on Form S-1 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) of Goodrich Petroleum Corporation, a Delaware corporation (the “Company”), to deregister any and all securities, registered but unsold or otherwise unissued as of the date hereof under the Registration Statement:

•	Registration No. 333-255923, filed with the Commission on May 7, 2021, registering $40,596,114 of 13.50% Convertible Second Lien Senior Secured Notes due 2023 (the “Notes”) and the 1,903,240 shares of common stock issuable upon conversion of the Notes by the selling security holders named therein.

Pursuant to the Agreement and Plan of Merger, dated as of November 21, 2021 (the “Merger Agreement”), by and among the Company, Paloma Partners VI Holdings, LLC, a Delaware limited liability company (“Parent”), and Paloma VI Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), the Company merged with and into Merger Sub, with Merger Sub surviving as a wholly owned subsidiary of Parent (such transaction, the “Merger”). The Merger became effective on December 23, 2021, upon the filing of the certificate of merger with the Secretary of State of the State of Delaware.

As a result of the transactions contemplated by the Merger Agreement, the Company has terminated all offerings of its securities pursuant to the Registration Statement and, in accordance with the undertaking made by the Company in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering, hereby removes and withdraws from registration all securities registered pursuant to the Registration Statement that remain unsold as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on this December 23, 2021.

GOODRICH PETROLEUM CORPORATION

By:	/s/ Michael S. Killelea
Name:	Michael S. Killelea
Title:	Executive Vice President, General Counsel and Corporate Secretary

Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement.

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